UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 17, 2007 (July 11, 2007)

Coventry Health Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-16477	52-2073000

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

6705 Rockledge Drive, Suite 900, Bethesda Maryland	20817

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:                  (301) 581-0600

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 11, 2007, Coventry Health Care, Inc. (the “Company”) executed an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders named therein, as Initial Lenders, Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, Deutsche Bank Securities, Inc., Lehman Brothers Commercial Bank and The Royal Bank of Scotland PLC, as Co-Documentation Agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners. The Credit Agreement provides for a five-year revolving credit facility in the principal amount of $850,000,000, with the Company having the ability to request an increase in the facility amount up to an aggregate principal amount not to exceed $1,000,000,000. The obligations under the Credit Agreement are general unsecured obligations of the Company.
     Advances under the Credit Agreement bear interest (1) a rate per annum equal to the Administrative Agent’s base rate (the “Base Rate”) or (2) the one-, two-, three-, six-, nine-, or twelve-month rate per annum for Eurodollar deposits (the “Eurodollar Rate”) plus an applicable margin, as selected by the Company. The applicable margin for Eurodollar Rate advances depends on the Company’s debt ratings and varies from 0.350% to 1.000%.
     The credit facility provides for a $100,000,000 subfacility for letters of credit. Letter of credit fees are payable in respect of outstanding letters of credit at a rate per annum equal to the applicable margin for Eurodollar Rate advances.
     Commitment fees on the unused portion of the credit facility are payable at rates per annum ranging from 0.080% to 0.200%, depending on the Company’s debt ratings.
     The Credit Agreement contains various affirmative and negative covenants, including, among others, covenants that restrict the ability of the Company and its subsidiaries to: create or permit liens on assets, make accounting changes other than as required or permitted by generally accepted accounting principles, dispose of substantially all of the consolidated assets of the Company or enter into new unrelated lines of business. The Credit Agreement also includes covenants that restrict the ability of the Company to engage in mergers or consolidations where the Company is not the surviving corporation and that restrict the ability of the Company’s subsidiaries to incur indebtedness and guarantee obligations. The Credit Agreement also requires compliance with a maximum leverage ratio test.
     If an event of default under the credit facility shall occur and be continuing, the commitments under the credit facility may be terminated and the principal amount outstanding under the credit facility, together with all accrued unpaid interest and other amounts owing under the Credit Agreement and related loan documents, may be declared immediately due and payable.
     The Company will use the net proceeds of the borrowings under the credit facility to refinance the Company’s previously existing credit facility and for general corporate purposes.
     The description of the Credit Agreement set forth in this Form 8-K is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Item 1.01 is incorporated by reference into this Item 2.03 to the extent it describes the creation of a direct financial obligation.

     Item 9.01 Financial Statement and Exhibits
(d) Exhibits.

10.1
Amended and Restated Credit Agreement, dated as of July 11, 2007, among Coventry Health Care, Inc., as Borrower, the lenders named therein, as Initial Lenders, Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, Deutsche Bank Securities, Inc., Lehman Brothers Commercial Bank and The Royal Bank of Scotland PLC, as Co-Documentation Agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners.

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coventry Health Care, Inc.

(Registrant)

July 17, 2007	By:	/s/ Shawn M. Guertin

(Date)	Name:	Shawn M. Guertin

	Title:	Executive Vice President, Chief Financial

Officer & Treasurer